Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements of Endo Pharmaceuticals Holdings Inc.

On June 17, 2011, Endo Pharmaceuticals Holdings Inc. completed the acquisition of American Medical Systems Holdings, Inc. (“AMS”) for approximately $2.4 billion in aggregate consideration, including $2.3 billion in cash paid for equity, $71.6 million related to existing AMS stock-based compensation awards and certain other amounts, at which time AMS became a wholly-owned subsidiary of the Company. AMS’s shares were purchased at a price of $30.00 per share.

The acquisition has been accounted for as a business combination (in accordance with ASC 805 Business Combinations) and, as such, the AMS assets acquired and liabilities assumed have been recorded at their respective fair values. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of accounting estimates and judgments. Significant estimates and assumptions include, but are not limited to: determining the timing and estimated costs to complete the in-process research and development projects, projecting the likelihood and timing of obtaining regulatory approval, estimating future cash flows and determining the appropriate discount rate. The estimated fair values of the assets acquired and liabilities assumed on the AMS acquisition date included in the Unaudited Pro Forma Condensed Combined Financial Statements (the “Statements”) are provisional.

As used herein, the terms “the Company,” “we,” and “our” refer to Endo Pharmaceuticals Holdings Inc., and, where applicable, its consolidated subsidiaries. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2011 gives effect to the AMS Acquisition as if it had occurred on that date and includes historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the AMS Acquisition, including the additional term loan indebtedness established and senior note financing issued in connection with the acquisition of AMS, and that are factually supportable. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2011 and for the year ended December 31, 2010 give effect to the AMS Acquisition as if it had been consummated on January 1, 2010 and include historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the AMS Acquisition, including the additional term loan indebtedness established and senior note financing issued in connection with the acquisition of AMS, are expected to have a continuing impact and that are factually supportable.

The pro forma adjustments reflecting the consummation of the AMS Acquisition are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles and upon the assumptions set forth in the Notes included in this section. The Statements have been prepared based on available information, using estimates and assumptions that our management believes are reasonable. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma condensed combined financial information. The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and of the excess purchase price to goodwill.

The Unaudited Pro Forma Condensed Combined Statements of Operations do not purport to represent the actual results of operations that would have occurred if the acquisition had taken place on the date specified and are not necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition. The Unaudited Pro Forma Condensed Combined Statements of Operations include certain reclassifications to conform the historical financial information of AMS to our presentation.

The assumptions used and adjustments made in preparing the Statements are described in the Notes, which should be read in conjunction with the Statements. The Statements and related Notes contained herein should be read in conjunction with the Consolidated Financial Statements and related Notes included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 as well as the Consolidated Financial Statements and related Notes included in AMS’s Annual Report on Form 10-K for the year ended January 1, 2011 and AMS’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011.

ENDO PHARMACEUTICALS HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2011

(In thousands)

	Endo Historical	AMS Historical*	Pro Forma Adjustments			Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$565,162	$26,995		$185,824	(2a)	$777,981
Marketable securities	—	83,020				83,020
Accounts receivable, net	549,281	96,442				645,723
Inventories, net	205,296	35,492		36,797	(2b)	277,585
Prepaid expenses and other current assets	29,545	7,848				37,393
Deferred income taxes	148,890	16,372		3,317	(2c)	168,579

Total current assets	1,498,174	266,169		225,938		1,990,281

MARKETABLE SECURITIES	23,701	—				23,701
PROPERTY, PLANT AND EQUIPMENT, NET	213,452	40,820		16,552	(2d)	270,824
GOODWILL	719,300	684,659		1,088,097	(2e)	2,492,056
OTHER INTANGIBLES, NET	1,486,199	87,983		1,302,017	(2f)	2,876,199
OTHER ASSETS	65,269	8,768		67,185	(2g)	141,222

TOTAL ASSETS	$4,006,095	$1,088,399		$2,699,789		$7,794,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$265,516	$9,500	$			$275,016
Accrued expenses	475,831	50,233		(143)	(2h)	525,921
Current portion of long-term debt	27,525	—		542,450	(2i)	569,975
Acquisition-related contingent consideration	12,682	—				12,682
Income taxes payable	6,538	8,569				15,107

Total current liabilities	788,092	68,302		542,307		1,398,701

DEFERRED INCOME TAXES	218,078	59,278		423,510	(2c)	700,866
ACQUISITION-RELATED CONTINGENT CONSIDERATION	3,510	—				3,510
LONG-TERM DEBT, LESS CURRENT PORTION, NET	1,044,120	238,062		2,444,500	(2g)	3,726,682
OTHER LIABILITIES	88,572	23,278				111,850
STOCKHOLDERS’ EQUITY:
Preferred Stock	—	—				—
Common Stock	1,373	772		(772)	(2j)	1,373
Additional paid-in capital	883,261	445,123		(432,903)	(2j)	895,481
Retained earnings	1,420,084	247,335		(270,604)	(2j)	1,396,815
Accumulated other comprehensive loss	(1,011)	6,249		(6,249)	(2j)	(1,011)
Treasury stock	(501,342)	—		—		(501,342)

Total Endo Pharmaceuticals Holdings Inc. stockholders’ equity	1,802,365	699,479		(710,528)	(2j)	1,791,316
Noncontrolling interests	61,358	—				61,358
Total stockholders’ equity	1,863,723	699,479		(710,528)	(2j)	1,852,674

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,006,095	$1,088,399		$2,699,789		$7,794,283

*	Certain amounts have been reclassified to conform to Endo’s presentation. The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements. AMS financial data is as of April 2, 2011.

ENDO PHARMACEUTICALS HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(In thousands, except per share data)

	Endo Historical	AMS Historical*	Pro Forma Adjustments			Pro Forma
REVENUES:
Net pharmaceutical revenues	$505,784	$—	$			$505,784
Device, service and other revenues	54,242	140,786		82	(2k)	195,110

TOTAL REVENUES	560,026	140,786		82		700,894
COSTS & EXPENSES:
Cost of revenues	231,558	25,081		(213)	(2l)	272,217
				15,791	(2m)
Selling, general and administrative	159,386	60,483		(229)	(2l)	222,383
				2,743	(2m)
Research and development	42,130	14,418		(221)	(2l)	56,327
Acquisition-related items	6,073	—				6,073

OPERATING INCOME (LOSS)	120,879	40,804		(17,789)		143,894

INTEREST EXPENSE (INCOME), NET	18,790	—		32,974	(2o)	51,764
OTHER (INCOME) EXPENSE, NET	348	7,009		82	(2k)	1,175
				(6,264)	(2o)

INCOME (LOSS) BEFORE INCOME TAX	101,741	33,795		(44,581)		90,955
INCOME TAX	33,446	12,234		(15,842)	(2p)	29,838

COMBINED NET INCOME	68,295	21,561		(28,739)		61,117

Less: Net income attributable to noncontrolling interests	12,508	—				12,508

NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$55,787	$21,561		$(28,739)		$48,609

NET INCOME PER SHARE ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.
Basic	$0.48					$0.42

Diluted	$0.46					$0.40

WEIGHTED AVERAGE SHARES ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.
Basic	116,354					116,354
Diluted	120,761					120,761

*	Certain amounts have been reclassified to conform to Endo’s presentation. The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements. AMS financial data is for the three months ended April 2, 2011.

ENDO PHARMACEUTICALS HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In thousands, except per share data)

	Endo Historical	AMS Historical*	Pro Forma Adjustments			Pro Forma
REVENUES:
Net pharmaceutical revenues	$1,601,192	$—	$			$1,601,192
Device, service and other revenues	115,037	542,316		559	(2k)	657,912

TOTAL REVENUES	1,716,229	542,316		559		2,259,104
COSTS & EXPENSES:
Cost of revenues	504,757	103,284		(1,140)	(2l)	706,487
				62,789	(2m)
				36,797	(2n)
Selling, general and administrative	547,605	230,931		(186)	(2l)	789,323
				10,973	(2m)
Research and development	144,525	53,367		(1,001)	(2l)	196,891
Impairment of other intangible assets	35,000	—				35,000
Acquisition-related items	18,976	—				18,976

OPERATING INCOME (LOSS)	465,366	154,734		(107,673)		512,427

INTEREST EXPENSE (INCOME), NET	46,601	—		169,231	(2o)	215,832
OTHER (INCOME) EXPENSE, NET	(1,933)	18,850		559	(2k)	(10,649)
				(28,125)	(2o)

INCOME (LOSS) BEFORE INCOME TAX	420,698	135,884		(249,338)		307,244
INCOME TAX	133,678	48,874		(91,065)	(2p)	91,487

COMBINED NET INCOME	287,020	87,010		(158,273)		215,757

Less: Net income attributable to noncontrolling interests	28,014	—				28,014

NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$259,006	$87,010		$(158,273)		$187,743

NET INCOME PER SHARE ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.
Basic	$2.23					$1.62

Diluted	$2.20					$1.59

WEIGHTED AVERAGE SHARES ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.
Basic	116,164					116,164
Diluted	117,951					117,951

*	Certain amounts have been reclassified to conform to Endo’s presentation. The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements. AMS financial data is for the year ended January 1, 2011.

ENDO PHARMACEUTICALS HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of pro forma presentation

The Unaudited Pro Forma Condensed Combined Balance Sheet combines our Consolidated Balance Sheet as of March 31, 2011 with the Consolidated Balance Sheet of AMS as of April 2, 2011.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2011 combines the three months ended March 31, 2011 for Endo with the three months ended April 2, 2011 for AMS.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2010 combines the year ended December 31, 2010 for Endo with the year ended January 1, 2011 for AMS.

The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect the non-recurring expenses that we expect to incur in connection with the AMS transaction, including fees to investment bankers, attorneys, accountants and other professional advisors, the write-off of deferred financing costs, and other transaction-related costs that will not be capitalized, excluding debt issuance costs. Additionally, the Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect the effects of any anticipated cost savings and any related non-recurring costs to achieve those cost savings. The Unaudited Pro Forma Condensed Combined Statements of Operations do not purport to represent our actual results of operations that would have occurred if the acquisitions had taken place on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Condensed Combined Statements of Operations include certain reclassifications to conform the historical financial information of AMS to our financial presentation.

The acquisition-date fair value of the consideration transferred totalled $2.4 billion and consisted of the following items (in thousands):

	Amount
Cash paid for equity	$2,329,081	(1)
Cash paid to settle fully vested AMS restricted shares and stock options	59,419
Other	110

Total cash consideration	$2,388,610

Replacement equity issued in connection with the AMS acquisition	12,220

Total consideration	$2,400,830

(1)	Represents gross purchase price (calculated as cash paid based on a $30.00 per share equivalent price for approximately 77.6 million shares).

Assuming an acquisition date of March 31, 2011, the purchase price of AMS would have been allocated to the following assets and liabilities (in thousands):

As of March 31, 2011
Cash and cash equivalents	$—
Marketable securities	83,020
Accounts receivable	96,442
Inventories	72,289
Prepaid expenses and other current assets	7,848
Deferred income taxes	19,689
Property, plant and equipment	57,372
Other intangible assets	1,390,000
Other long-term assets, net	4,598

Total identifiable assets	1,731,258

Accounts payable	9,500
Accrued expenses	50,090
Current portion of long-term debt	520,012

As of March 31, 2011
Income taxes payable	8,569
Deferred income taxes	491,735
Other long-term liabilities	23,278

Total liabilities assumed	1,103,184

Net identifiable assets acquired	628,074

Goodwill	1,772,756

Net assets acquired	$2,400,830

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available to estimate the fair value of assets acquired and liabilities assumed. We believe that this information provides a reasonable basis for estimating the fair values but we are waiting for additional information necessary to finalize those amounts. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. We expect to finalize our purchase price allocation as soon as practicable but no later than one year from the closing date of the AMS acquisition.

An allocation of an increased portion of the purchase price to inventory, property, plant and equipment, other noncurrent assets and/or to identifiable intangible assets will reduce the amount of the purchase price allocated to goodwill in the unaudited condensed financial information, and may result in increased depreciation and/or amortization expense.

Prior to the AMS acquisition, AMS incurred transaction costs of $31.8 million. These costs were reflected in our purchase price allocation table above as a reduction to cash of $27.0 million, representing the entire AMS cash and cash equivalents balance at March 31, 2011. The remaining transaction costs were recorded as an increase to accrued expenses.

The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed, which, for purposes of this presentation, is approximated by using the straight-line method.

Note 2. Pro forma adjustments

a.	The adjustment to the Cash and cash equivalents balance reflects the following (in thousands):

Amount
Debt proceeds (1)	$3,100,000
Total estimated cash purchase price (2)	(2,388,610)
Repayment of Endo’s existing debt (3)	(395,000)
Debt issuance costs (4)	(80,307)
Cash transaction costs (5)	(50,259)

Total net change	$185,824

(1)	The issuance of $3.1 billion in additional debt, which was used to partially fund (a) the purchase price of AMS, (b) the repayment of $395.0 million of our existing term loan debt and (c) the repayment of $312.0 million of total outstanding principal of AMS’s existing convertible notes and $208.0 million for the associated make-whole conversion premiums;
(2)	the estimated cash purchase price of $2.4 billion for the AMS Acquisition;
(3)	the repayment of $395.0 million of our existing term loan debt;
(4)	the payment of $80.3 million of estimated debt issuance costs for both the additional term loan indebtedness established and senior note financing issued in connection with the acquisition of AMS; and
(5)	reflects $23.3 million of direct transaction costs incurred and paid by Endo associated with the AMS Acquisition as well as $27.0 of transaction costs incurred and paid by AMS prior to the AMS acquisition.

b.	Reflects the adjustment to record AMS’s finished goods and work-in-process inventory at its estimated selling price less the sum of costs of disposal, a reasonable profit allowance for our selling effort, and estimated costs to complete for work-in-process inventory. Raw material inventory has been valued at current replacement cost, which approximated AMS’s carrying value. As we sell the acquired inventory, its cost of sales will reflect the increased valuation of the AMS’s inventory, which will reduce our gross margins until such inventory is sold. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

c.	Represents the estimated deferred income tax asset and liability resulting from the purchase price allocation adjustments made to the acquired assets and liabilities of AMS, excluding goodwill. The estimated income tax rates are based on the applicable enacted statutory tax rates as of the assumed acquisition date and appropriately reflect certain Endo and AMS basis differences that will not result in taxable amounts (resulting in deferred tax assets) or deductible amounts (resulting in deferred tax liabilities) in future years when the related financial reporting asset or liability will be recovered or settled. Deferred taxes are recognized for the temporary differences between assigned values in the purchase price allocation and the carryover tax basis of assets acquired and liabilities assumed.

d.	Reflects an adjustment to increase AMS’s property, plant and equipment to its fair value. For purposes of depreciation for AMS’s property, plant and equipment, we have assumed useful lives ranging from 3 to 20 years. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

e.	Represents the net adjustment to goodwill resulting from the AMS Acquisition.

f.	For the purpose of preparing the unaudited pro forma condensed combined financial information, the total purchase price is allocated to the AMS net tangible and intangible assets acquired and liabilities assumed based on their estimated values as of March 31, 2011. The valuation of the intangible assets acquired and related amortization periods are as follows (dollars in millions):

	Valuation (in millions)	Amortization Period (in years)
Customer Relationships:
Men’s Health	$97.0	17
Women’s Health	49.0	15
BPH	26.0	13

Total	$172.0	16

Developed Technology:
Men’s Health	$690.0	18
Women’s Health	230.0	9
BPH	161.0	18

Total	$1,081.0	16

In Process Research & Development:
Oracle	$22.0	n/a
Genesis	14.0	n/a
TOPAS	8.0	n/a
Other	22.0	n/a

Total	$66.0	n/a

Tradename:
AMS	$59.0	n/a
GreenLight	12.0	15

Total	$71.0	n/a

Total other intangible assets	$1,390.0	n/a

Amortization related to the value of definite-lived intangible assets is reflected as pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations.

The fair value of the developed technology, in-process research and development and customer relationship assets were estimated using a discounted present value income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. The fair value of the AMS and GreenLight tradenames were estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on a hypothetical royalty stream that would be received if the Company were to license the AMS or GreenLight tradename. Thus, we derived the hypothetical royalty income from the projected revenues of AMS and GreenLight products, respectively. Cash flows were assumed to extend through the remaining economic useful life of each class of intangible asset.

These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

g.	The adjustment to Long-term debt, less current portion, net consists of the following components (in thousands):

Amount
Endo’s borrowing related to the AMS acquisition:
Term Loan A, excluding current portion of $42,188	$1,457,812
Term Loan B, excluding current portion of $5,250	694,750
7.00% Senior Notes Due 2019	500,000
7.25% Senior Notes Due 2022	400,000
Endo’s existing term loan repayment, net of $25,000 current portion (see 2i)	(370,000)
Reclassification of the net balance of AMS debt to current (see 2i)	(238,062)

Total net change	$2,444,500

The amount of the adjustment to Other assets reflects the increase in debt issuance costs of $80.3 million (see 2a) related to fees paid to borrow the $3.1 billion that are required to be capitalized, net of $4.1 million of AMS’s existing unamortized debt issuance costs required to be written off in accordance with the applicable accounting guidance for business combinations and $9.0 million of Endo’s existing unamortized debt issuance costs required to be written off as a loss on extinguishment of debt in accordance with the applicable accounting guidance for debt modifications and extinguishments.

These deferred debt issuance costs will be amortized over the life of the related debt instruments, with maturities ranging from 2016 to 2022. The amortization of debt issuance costs is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statements of Operations.

h.	Reflects (1) an adjustment to remove AMS’s $4.4 million product liability reserve. In accordance with ASC 805, the fair value of the pre-acquisition contingency related to product liability cannot be reasonably estimated or determined; (2) an adjustment to record $4.8 million of transaction costs that would have been accrued by AMS on March 31, 2011 assuming the acquisition occurred on that date; and (3) an adjustment to remove the $0.5 million accrued interest balance on the AMS convertible notes due 2041. The liability related to the accrued interest on AMS’s convertible notes due 2041 has been eliminated based on the change in control provisions pursuant to the terms of the indenture.

i.	The adjustment to the Current portion of long-term debt consists of the following components (in thousands):

Amount
Endo’s borrowing related to the AMS Acquisition:
Current portion of Term Loan A	$42,188
Current portion of Term Loan B	5,250
Current portion of Endo’s existing term loan repayment	(25,000)
Reclassification of the net balance of AMS debt to current (see 2g) (1)	238,062
Increase to fair value of AMS debt related to the write-off of unamortized original issue discount and contractual make-whole premiums (1)	281,950

Total net change	$542,450

(1)	Pursuant to the terms of the indentures governing AMS’s convertible notes, upon the closing of Endo’s acquisition of AMS, the notes were immediately redeemable at the option of the noteholders at their face value of $312.0 million plus $208.0 million in conversion costs. Accordingly, under the applicable accounting standards, the AMS notes were classified as a short-term liability.

j.	Reflects the elimination of AMS’s shareholders’ equity of $699.5 million as well as the following (in thousands):

Equity Line Item Impacted	Adjustment	Amount
Additional paid-in capital	Increase to account for replacement equity issued in connection with the AMS acquisition and included in purchase price (offset to Goodwill)	$12,220

Retained earnings	To record the impact of $23,264 of transaction costs incurred by Endo associated with the AMS acquisition (see 2a), net of tax of $5,620 (offset to Cash and cash equivalents and Deferred income taxes)	$(17,644)

Retained earnings	To record the $8,953 loss on extinguishment of debt (see 2g), net of tax of $3,328 (offset to Other assets and Deferred income taxes)	$(5,625)

k.	Reflects reclassification adjustments to the historical consolidated financial statements of AMS to conform to the financial statement classification and presentation that will be used by the Company to prepare our consolidated financial statements subsequent to the AMS acquisition. Further reclassification adjustments may be necessary.

l.	Reflects the adjustments to depreciation expense attributable to recording AMS’s property, plant and equipment at fair value. For purposes of depreciation, we have assumed useful lives ranging from 3 to 20 years. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

m.	For the purpose of preparing the Unaudited Pro Forma Condensed Combined Statements of Operations, additional amortization expense is assumed based on AMS’s intangible finite-lived assets as of January 1, 2010. Amortization related to the value of finite-lived intangible assets, taken over assumed lives of 3 to 18 years for developed technology, 13 to 17 years for customer relationships and 15 years for tradenames classified as definite-lived, is reflected as pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations. The determinations of the useful lives are based upon various accounting studies, historical acquisition experience, economic factors, and future expected cash flows.

Amortization expense related to developed technology and tradenames is classified as Cost of revenues, which is consistent with our historical caption presentation of this expense. Amortization expense related to customer relationships is classified as Selling, general and administrative expense. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

n.	Reflects the increase in Cost of revenues related to the inventory step-up resulting from our revaluation of AMS’s inventory upon acquisition.

o.	Reflects the following adjustments to interest expense:

•	increases resulting from the incremental interest expense (including the amortization of debt issuance costs) associated with the new indebtedness issued in connection with our acquisition of AMS;

•	increases associated with annualizing the interest expense (including the amortization of debt issuance costs) of our existing senior notes, which we issued in November 2010;

•

decreases resulting from the elimination of the interest expense (including commitment fees associated with our revolving credit facility and the amortization of debt issuance costs) associated with our 2009 and 2010 credit facilities, which we terminated as part of our refinancing for our recent acquisitions; and

•

decreases resulting from the elimination of substantially all of the interest expense (including the amortization of debt issuance costs) incurred by AMS associated with its pre-existing convertible notes, which were substantially fully redeemed during the weeks following the closing of the AMS acquisition.

The net adjustments for the three months ended March 31, 2011 and the year ended December 31, 2010 consist of the following components (in thousands), assuming new financing consisting of (i) $1.5 billion aggregate principal amount of Term Loan A, (ii) $0.7 billion aggregate principal amount of Term Loan B and (iii) $0.9 billion aggregate principal amount of senior notes:

	Three Months Ended March 31, 2011	Year Ended December 31, 2010
Estimated incremental interest expense (including the amortization of debt issuance costs) on the additional term loan indebtedness established and senior note financing issued in connection with the acquisition of AMS	$37,219	$148,876
Incremental interest expense (including the amortization of debt issuance costs) associated with our existing senior notes	—	25,621
Reduced interest expense (including commitment fees associated with our revolving credit facility and the amortization of debt issuance costs) associated with our 2009 and 2010 credit facilities	(4,245)	(5,400)
Reduced interest expense (including the amortization of debt issuance costs) associated with AMS existing convertible notes	(6,264)	(27,991)

Total interest expense adjustment	$26,710	$141,106

The portion of this adjustment related to the elimination of AMS’s interest expense is included in Other (income) expense, net in the accompanying Unaudited Pro Forma Condensed Combined Statements of Operations. AMS has historically presented interest expense and amortization of financing costs as separate line items in its historical consolidated statement of operations, but as a component of total other expenses. Accordingly, these amounts have been recorded in Other (income) expense, net in the accompanying Unaudited Pro Forma Condensed Combined Statements of Operations to conform to Endo’s presentation.

On an as adjusted basis, after giving effect to the additional term loan indebtedness established and senior note financing issued in connection with the acquisition of AMS, as of March 31, 2011, our total aggregate principal amount of debt would have consisted of approximately $2.2 billion of floating-rate debt. Based on this amount, a 1% rise in interest rates would result in approximately $22 million in incremental annual interest expense.

p.	For purposes of these Unaudited Pro Forma Condensed Consolidated Statements of Operations, estimated income tax rates of approximately 36.2% and 37.2% for AMS and Endo, respectively, have been used for the three month period ended March 31, 2011 and 36.0% and 38.2% for AMS and Endo, respectively, have been used for the pro forma adjustments for the year ended December 31, 2010. The estimated income tax rates are based on the applicable enacted statutory tax rates for the periods referenced above and appropriately reflect certain basis differences of Endo and AMS that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. These rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.